Exhibit 5.1

McGuireWoods LLP

January 22, 2008

Board of Directors

Esmark Incorporated

1134 Market Street

Wheeling, West Virginia 26003

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Esmark Incorporated (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 500,000 shares of the Company’s common stock, par value $.01 per share authorized and reserved for issuance under the Wheeling-Pittsburgh Corporation 401k Retirement Savings Plan and (ii) 250,000 shares of the Company’s common stock, par value $.01 per share the USWA-WPSC Section 401k Savings Plan (collectively, the “Plans”). Shares of common stock of the Company that are to be issued under the Plans are referred to herein as the “Shares.”

In reaching the opinions stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Bylaws of the Company, resolutions adopted by the Board of Directors and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

(1) the Shares to be issued in connection with the Plans have been duly authorized, and

(2) when the Shares have been issued or otherwise granted pursuant to the terms of the applicable Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed above is limited to the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction. The opinions expressed in this letter are solely for your information and use, and no other person may rely upon or otherwise use the opinions for any purpose without our express written consent.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP